Exhibit 99.1

TECH DATA COMPLETES ACQUISITION OF AVNET’S

TECHNOLOGY SOLUTIONS BUSINESS

Creates Premier Global IT Distributor with the Most Diverse End-to-End Solutions from the Data Center to the Living Room

Announces Corporate and Regional Leadership of Combined Company

CLEARWATER, Fla. (February 27, 2017) — Tech Data Corporation (NASDAQ: TECD) today announced it has completed its acquisition of the Technology Solutions business from Avnet, Inc. (NYSE: AVT). The combination creates a premier global end-to-end IT distributor with unmatched capabilities and the most diverse solutions from the data center to the living room.

“This is a momentous day in our company’s history and we are excited to welcome our talented colleagues at Technology Solutions to the Tech Data family,” said Bob Dutkowsky, chief executive officer of Tech Data. “Our combined company is perfectly positioned at the epicenter of the IT ecosystem—with the scale and scope to serve dynamic markets throughout the world—giving our customers access to an end-to-end portfolio of IT solutions and efficiently bringing our vendors’ products to new customers in more markets. Our organizations’ common cultures, shared values and commitment to providing a world-class customer experience will serve as the foundation for the new Tech Data. Together, we will be an even stronger company, capable of doing more for our channel partners than ever before. We remain confident that the acquisition of Technology Solutions creates a winning combination for our customers, vendors, and shareholders, as well as the employees of both organizations.”

The addition of Technology Solutions significantly broadens Tech Data’s value-added distribution business, increasing the company’s ability to help its partners capitalize on next-generation technologies while enhancing its go-to-market capabilities with complementary skills, expanded vendor relationships, and new customer sets. The combined company has a larger and more balanced geographic footprint, including a presence in the Asia-Pacific region, a new market for Tech Data. The company has operations in 40 countries, with 14,000 employees serving approximately 115,000 customers in more than 100 countries.

The company also announced its global executive leadership, as well as several new regional and global roles. Reporting to CEO Bob Dutkowsky are:

•	Chuck Dannewitz, executive vice president, chief financial officer

•	Rich Hume, executive vice president, chief operating officer

•	Beth Simonetti, executive vice president, chief human resources officer

•	John Tonnison, executive vice president, chief information officer

•	David Vetter, executive vice president, chief legal officer

Reporting to COO Rich Hume are:

•	William Chu, president, Asia-Pacific

•	Jaideep Malhotra, president, Global Computing Components

•	Joe Quaglia, president, Americas

•	Patrick Zammit, president, Europe

•	Els Demeester, corporate vice president, Integration

•	Michael Urban, corporate vice president, Strategy, Transformation and Global Vendor Management

Financial Terms

The total purchase price at close was approximately $2.6 billion (subject to certain post-close adjustments), including $2.4 billion in cash, and 2,785,402 shares of Tech Data stock, representing approximately 7.3 percent of Tech Data’s shares outstanding (after issuance of the new shares). Tech Data financed the cash portion of the purchase price through a combination of $1.0 billion from its recent public debt offering and $1.0 billion of bank term loans, and the remainder from drawings under other credit facilities and cash on hand.

The transaction is expected to be significantly accretive to Tech Data’s non-GAAP earnings per share in the first full year. The company expects to achieve annual cost savings of approximately $100 million within 24 months, with one-time costs to achieve these cost savings expected to be approximately $150 million.

For more information on today’s announcement, please visit www.techdata.com/tdts.

About Tech Data

Tech Data Corporation is one of the world’s largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $26.4 billion in net sales for the fiscal year ended January 31, 2016. It is ranked No. 108 on the Fortune 500® and one of Fortune’s “World’s Most Admired Companies.” To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

Forward-Looking Statements

Certain statements in this communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including statements regarding Tech Data’s plans, objectives, expectations and intentions relating to the acquisition of Avnet’s technology solutions business (“Acquisition”), the Acquisition’s expected contribution to Tech Data’s results, the expected benefits of the Acquisition, Tech Data’s and the Acquired Business’ financial results and estimates and/or business prospects involve a number of risks and uncertainties and actual results could differ materially from those projected. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about the operating environment, economies and markets in which Tech Data and the Acquired Business operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Tech Data or the Acquired Business’ future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

For additional information with respect to risks and other factors which could occur, see Tech Data’s Annual Report on Form 10-K filed on January 31, 2016, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the Securities and Exchange Commission (the “SEC”) that are available at the SEC’s website at www.sec.gov and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Many of these factors are beyond Tech Data’s control. Unless otherwise required by applicable securities laws, Tech Data disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Tech Data undertakes no duty to update any forward-looking statements contained herein to reflect actual results or changes in Tech Data’s expectations.

Contacts

Investors/Analysts:

Chuck Dannewitz

Executive Vice President and Chief Financial Officer

(727) 532-8028

chuck.dannewitz@techdata.com

Arleen Quinones

Vice President, Investor Relations and Corporate Communications

(727) 532-8866

arleen.quinones@techdata.com

Media:

Brian Kosoy

Director, Corporate Communications

(727) 299-8865

brian.kosoy@techdata.com

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